                                                                    EXHIBIT 4.27


                                 WAM!NET INC.

                            A MINNESOTA CORPORATION



No. 1                                                2,196,317 Shares of Class D
                                                     Convertible Preferred Stock


          This certifies that MCI WORLDCOM, Inc. is the registered holder of Two
                              -----------------
Million One Hundred Ninety-six Thousand Three Hundred Seventeen Shares of Class D Convertible Preferred Stock, par value $0.01 per share (see reverse side), transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

          IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers this 4th day of March, 1999.


                                            /s/ Edward J. Driscoll III
                                            ---------------------------------
                                            Edward J. Driscoll III, President


                                            /s/ Edward J. Driscoll, Jr.
                                            ----------------------------------
                                            Edward J. Driscoll, Jr. Secretary

          The Class D Convertible Preferred Stock has the rights and preferences as set forth in the Certificate of Designation of Class D Preferred Stock as filed of record with the Minnesota Secretary of State on March 4, 1999.

          The securities evidenced hereby are subject to the terms of that certain Stockholders Agreement, dated as of March 4, 1999, by and among the Corporation, Silicon Graphics, Inc. and MCI WORLDCOM, Inc., including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Corporation and is available upon request. The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be resold, transferred or otherwise disposed of other than in a transaction exempt from, or not subject to, the registration requirements of the Act or pursuant to an effective registration statement thereunder.



          For value received, ____________ does hereby sell, assign and transfer unto _____________ Shares represented by the within Certificate and does hereby irrevocably constitute and appoint ____________ Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated: ________________________


                                                  ______________________________


NOTE: The signature on this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement or any change whatever.

                                      -2-